UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )
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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

YTB International, Inc.
(Name of Registrant as Specified In Its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

April ___, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of YTB International, Inc. to be held on June 9, 2011 at our corporate headquarters located at 1901 East Edwardsville Road, Wood River, Illinois 62095 at 10:00 a.m., Central time.

We are pleased to furnish proxy materials to stockholders primarily over the Internet this year. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On April ___, 2011, we mailed our stockholders a notice containing instructions on how to access our 2011 proxy statement and our annual report for the fiscal year ended December 31, 2010, and how to vote via the Internet or by telephone. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card.

Your vote is important, regardless of the number of shares you own.  We urge you to vote promptly even if you currently plan to attend the annual meeting.  If you hold both Class A Common Stock and Class B Common Stock, please be sure to vote with respect to both classes of common stock.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

It is always a pleasure for me and the other members of your Board of Directors to meet with our stockholders.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

/s/ J. Scott Tomer

J. Scott Tomer
Chairman of the Board of Directors

IMPORTANT

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  AS SUCH, PLEASE VOTE AT YOUR EARLIEST CONVENIENCE.  PLEASE VOTE EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

IF YOU OWN YOUR SHARES THROUGH BANK OR BROKERAGE ACCOUNTS, YOU SHOULD BRING A WRITTEN STATEMENT FROM THE BANK OR BROKER VERIFYING THAT YOU ARE THE BENEFICIAL OWNER OF YOUR SHARES OR OTHER APPROPRIATE PROOF OF YOUR OWNERSHIP IF YOU WISH TO ATTEND THE MEETING.  IF YOU LACK SUCH EVIDENCE, YOU WILL NOT BE ADMITTED TO THE MEETING.

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

NOTICE OF ANNUAL MEETING

To be held on June 9, 2011

To the Holders of Common Stock:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of YTB International, Inc. (the “Company”) will be held at 10:00 a.m. (CDT), at the Company’s corporate headquarters located at 1901 East Edwardsville Road, Wood River, Illinois 62095, for the following purposes:

(1)
To elect Jack H. Humes, Jr., Burt L. Saunders, Esq. and Robert M. Van Patten as Class I directors of the Company to hold office until the annual meeting of stockholders to be held in 2014 and until their respective successors are duly elected and qualified,

(2)	To ratify the appointment of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011,

(3)
To vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Class A Common Stock and the Class B Common Stock, and to decrease the total number of authorized shares of Class A Common Stock and Class B Common Stock, and

(4)	To transact such other business as may properly come before the meeting or adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 20, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.  Representation of at least a majority of all outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, considered as a single class, is required to constitute a quorum.  Accordingly, it is important that your stock be represented at the annual meeting.  The Company will only admit to the annual meeting stockholders of record, persons who hold proof of beneficial ownership or who have been granted proxies, and any other person that the Company, in its sole discretion, may elect to admit.

By Order of the Board of Directors,

/s/ J. Kim Sorensen
J. Kim Sorensen, Secretary

Wood River, IL
April ___, 2011

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2011

The proxy statement and annual report to stockholders for the fiscal year ended December 31, 2010 are available at www.proxyvote.com.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April ___, 2011, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report for the fiscal year ended December 31, 2010. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Your proxy is being solicited by the Board of Directors of YTB International, Inc. (the “Board”), a Delaware corporation (“YTB”, “us”, “we” or the “Company”) for use in connection with the Annual Meeting of Stockholders to be held on June 9, 2011 (the “Annual Meeting”) at our corporate headquarters located at 1901 East Edwardsville, Road, Wood River, Illinois 62095. We mailed the Notice of Internet Availability and made this proxy statement available to stockholders on April ___, 2011.The cost of this solicitation will be borne by the Company. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in connection therewith.  In addition to solicitation by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, or personal contacts. Proxies may be solicited by us and our directors, officers and employees (who will receive no compensation for their services in addition to their regular salaries).

Your vote is important. Shares represented by proxies will be voted in accordance with your instructions or, if no instructions are provided, such proxies will be voted in accordance with the Board’s recommendation “For” Proposals 1, 2 and 3. The proxies are also authorized to vote in their discretion on any other matter which may properly come before the annual meeting.

Any stockholder giving a proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the stockholder must file with our Secretary either a written revocation or a duly executed proxy bearing a later date. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. For additional information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please write to the Company’s Secretary at YTB International, Inc., 1901 East Edwardsville Road, Wood River, Illinois 62095 or call at 618-655-9477.

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on April 20, 2011. At that date we had outstanding _______________ shares of our common stock, consisting of: (i) ________________ shares of our Class A common stock ($0.001 par value) (“Class A Common Stock”), and (ii) _________________ shares of our Class B common stock ($0.001 par value) (“Class B Common Stock”). (Please note that while the total number of outstanding shares of our common stock is known to us to be correct as of the record date, because of possible conversions of shares of Class B Common Stock to Class A Common Stock immediately prior to the record date, it is possible that the number of shares of these two classes of common stock has shifted relative to one another slightly from the date on which we filed this proxy statement with the Securities and Exchange Commission (“SEC”) until the record date). The two classes of our common stock are identical in all respects except as to voting power, as shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, on all matters submitted to a vote of our stockholders (including all matters to be submitted for a vote of our stockholders at the Annual Meeting). Shares of Class B Common Stock are converted into shares of Class A Common Stock, on a one-for-one basis, at the option of the holder, and automatically convert into shares of Class A Common Stock, on a one-for-one basis, upon sale or other disposition (with the exception of transfers among related entities, transfers to trusts for the benefit of the transferring holder of the Class B Common Stock, bona fide pledges under financing arrangements and similar transfers).

Under Section 216 of the Delaware General Corporation Law and Section 2.8 of our Amended and Restated By-Laws (the “By-Laws”), a majority of the shares of the Class A Common Stock and Class B Common Stock, considered as a single class, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting.  The election of nominees for director requires the affirmative vote of the plurality of the votes of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting, assuming there is a quorum.  This means that the nominees for director who receive the greatest number of votes cast in their favor (up to the number of director seats available for election) will be elected. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other proposal, the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes are considered present or represented for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote.

If your shares are held in the name of a broker, bank or other nominee holder, you are considered a “beneficial owner” of your shares and will receive instructions from the holder of record explaining how your shares may be voted. If you do not provide your broker or nominee specific voting instructions, your broker or nominee is authorized to use its own discretion and vote your shares on certain “routine” matters (such as Proposal 2) but is not permitted to use discretion and vote your shares on non-routine matters (such as Proposal 1 or 3).  We urge you to give voting instructions to your broker or nominee on all proposals.  If you would like to vote in person, you must obtain a proxy executed in your favor from your broker or nominee to be able to vote at the Annual Meeting.

If you hold shares of both Class A Common Stock and Class B Common Stock, you will need to complete a proxy with respect to each class of our common stock in order to ensure that all of your shares are represented and voted at the Annual Meeting.

AVAILABLE INFORMATION AND SOURCES OF INFORMATION

We are subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, and at the SEC’s Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604 and 3 World Financial Center, Suite 400, New York, NY 10281. Copies of such material also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from the SEC’s website at www.sec.gov, free of charge.  You can also access a copy of this proxy statement and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010 at www.proxyvote.com.

Statements contained in the proxy statement or in any document incorporated by reference in the proxy statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

No persons have been authorized to give any information or to make any representation other than those contained in this proxy statement in connection with the solicitations of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. The delivery of this proxy statement shall not under any circumstances create an implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND 5% OWNERS

The following table lists the number of shares of common stock (consisting of Class A Common Stock and Class B Common Stock), beneficially owned as of April 20, 2011, by (i) those known by us to own beneficially 5% or more of our common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group.  As of April 20, 2011, we had ______________total shares of common stock outstanding, consisting of ______________shares of Class A Common Stock and ______________shares of Class B Common Stock.  Shares of both classes of our common stock vote together as a single class on all matters submitted to a vote of our stockholders and are generally entitled to identical rights.  However, shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, for all matters voted upon.  Therefore, in addition to the ownership interests and percentages set forth below with respect to Class A Common Stock and Class B Common Stock as separate classes, we have also provided cumulative voting power information when considering the voting of both such classes as a single class, after factoring in the relative voting power of the two classes.  Except where indicated below, the address of each of the persons named below is 1901 East Edwardsville Road, Wood River, Illinois 62095.

	Class A			Class B
	Common Stock +			Common Stock +
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class	Amount and Nature of Beneficial Ownership		% of Class	Voting Power of Total Common Stock (%)

J. Scott Tomer,	8,534,076	(1)	10.1%	14,579,318	(1)	43.2%	36.6%
Chairman of the Board

J. Kim Sorensen,	8,534,076	(2)	10.1%	13,490,610	(2)	40.0%	34.0%
Secretary, Treasurer and Vice Chairman
of the Board

Robert M. Van Patten,	22,000		*	24,000		*	**
Chief Executive Officer, President, Director

Jeremy Hemann,	95,833	(3)	*	-		*	**
Chief Financial Officer

Jack H. Humes, Jr., Esq.,	113,333	(4)	*	-		*	**
Director

Patricia S. Williams, Esq.,	113,333	(5)	*	-		*	**
Director

Burt L. Saunders, Esq.,	90,488	(6)	*	-		*	**
Director

Lou Brock,	427,928	(7)	*	-		*	**
Director

Paul A. Hemings,	248,294	(8)	*	-		*	**
Director

Fred E. Lutzeier	-		*	-		*	**
Director

All executive officers and directors	9,381,159		11.1%	15,692,026		46.5%	39.5%
as a group (10 persons)

J. Lloyd Tomer (9)	9,241,668	(10)	11.0%	14,938,718	(10)	44.3%	37.6%

Wood River Capital, LLC (11)	13,575,000	(12)	13.9%	-		*	3.1%

All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to us by such beneficial owners.

+ In accordance with Rule 13d-3 under the Exchange Act of 1934, as amended (“Rule 13d-3”), the number of shares beneficially owned is deemed to include shares of our common stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As provided by Rule 13d-3, each such person’s percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable within 60 days after April 20, 2011, have been exercised or converted, as the case may be.

* Represents less than 1% of the issued and outstanding shares of such class.

** Represents less than 1% of the voting power of all common stock.

1 This ownership is based on the following shares that are beneficially owned: (i) 650,348 shares of Class A Common Stock and 1,297,096 shares of Class B Common Stock held directly by Mr. Tomer; (ii) 836,252 shares of Class A Common Stock and 4,112,504 shares of Class B Common Stock held by Life Is Good, LP (The J. Scott Tomer and Lauri L. Tomer Revocable Living Trust is the sole stockholder of a corporation that is the general partner of Life Is Good, LP); (iii) 3,604,781 shares of Class A Common Stock over which Mr. Tomer may be deemed to share beneficial ownership with Messrs. J. Lloyd Tomer and Sorensen as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to Messrs. Tomer, J. Lloyd Tomer and Sorensen of an irrevocable proxy (the “Brent Proxy”) with respect thereto and (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock currently held by Great River Enterprises, LP#1 (“Great River”) and 1,108,559 shares of Class A Common Stock and 3,787,198 shares of Class B Common Stock currently held by Mr. Sorensen over which Mr. Tomer may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement dated as of December 8, 2004 (the “Stockholders’ Agreement”).  Mr. Tomer disclaims beneficial ownership of the shares of Class A Common Stock and the shares of Class B Common Stock that are (a) held by Great River, (b) subject to the Stockholders' Agreement, and (c) subject to the Brent Proxy.

2 This ownership is based on the following shares that are beneficially owned: (i) 12,500 shares of Class A Common Stock and 25,000 shares of Class B Common Stock held by Mr. Sorensen individually, held in an IRA; (ii) 11,299 shares of Class A Common Stock and 22,598 shares of Class B Common Stock held in an IRA by Roxanna M. Sorensen, his spouse; (iii) 3,604,781 shares of Class A Common Stock over which Mr. Sorensen may be deemed to share beneficial ownership with Messrs. Tomer and J. Lloyd Tomer as a result of the grant of the Brent Proxy with respect thereto and (iv) 2,702,509  shares of Class A Common Stock and 5,405,118  shares of Class B Common Stock currently held by Great River and 1,486,600 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock currently held by Mr. Tomer over which Mr. Sorensen may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement.  Mr. Sorensen disclaims beneficial ownership of the shares of Class A Common Stock and the shares of Class B Common Stock that are (a) held by Great River, (b) subject to the Stockholders' Agreement, (c) subject to the Brent Proxy, and (d) held by his spouse

3 Includes 95,833 shares of Class A Common Stock exercisable pursuant to certain vested tranches of stock option awards vesting within 60 days of April 20, 2011.

4 Includes 30,000 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 20, 2011.

5 Includes 30,000 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 20, 2011.

6 Includes 36,097 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 20, 2011.

7 Includes 36,098 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 20, 2011.

8  Includes 36,098 shares of Class A Common Stock issuable pursuant to an unvested tranche of a restricted stock award vesting within 60 days of April 20, 2011.

9 The address of J. Lloyd Tomer is 1901 E. Edwardsville Road, Wood River, Illinois 62095

10 This ownership is based on the following shares that are beneficially owned: (i) 507,592 shares of Class A Common Stock and 1,048,108 shares of Class B Common Stock held by Mr. J. Lloyd Tomer individually; (ii) 100,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock held by Mr. J. Lloyd Tomer’s spouse; (iii) 100,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock held by Mr. J. Lloyd Tomer’s dependent children; (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River (Mr. J. Lloyd Tomer is the sole stockholder of a corporation that is the general partner of Great River); (v) 3,604,781 shares of Class A Common Stock over which Mr. J. Lloyd Tomer may be deemed to share beneficial ownership with Messrs. Tomer and Sorensen as a result of the grant of the Brent Proxy with respect thereto (vi) 2,595,159 additional shares of Class A Common Stock and 8,108,090 additional shares of Class B Common Stock currently held by Mr. Tomer (1,486,600 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock) and Mr. Sorensen (1,108,559 shares of Class A Common Stock and 3,787,198 shares of Class B Common Stock) over which Great River may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement.  Mr. J. Lloyd Tomer disclaims beneficial ownership of the shares of Class A Common Stock and the shares of Class B Common Stock that are (a) subject to the Stockholders' Agreement, (b) subject to the Brent Proxy, (c) held by his spouse, and (d) held by his dependent children.

11 The address of Wood River Capital, LLC is 505 West Vine Street, #301 Kissimmee, Florida 34741.

12 Represents 13,575,000 warrants to purchase Class A Common Stock exercisable pursuant to a warrant agreement dated March 25, 2011 and is exercisable within 60 days of April 20, 2011. At the time of this filing, no warrants have been exercised.

PROPOSAL1
ELECTION OF DIRECTORS

Our Board consists of eleven members, which currently includes two open seats.  Thomas B. Baker, Jr. resigned from the Board during 2010.  On September 14, 2010, the Board elected Fred E. Lutzeier, to the Board.  In addition, effective as of March 2, 2010, the Board appointed Burt L. Saunders, Esq. to serve as a member of the Board.  Pursuant to Section 3.2 of our By-Laws, our Board is divided (as evenly as possible) into three classes, whose terms of office expire, and who are therefore subject to election, in annual succession.  At the current time, one class of directors – Class I – consists of three (3) directors, while the two other classes – Classes II and III – consist of four (4) directors each, including one open seat in each.  The Board has not yet appointed replacements to fill the current vacancies on the Board.  Proxies may not be voted for greater than three nominees.

Currently, each of Messrs Humes, Van Patten and Saunders is serving the remainder of a three-year term (since their respective election to the Board in June 2009, October 2009 and March 2010) as a Class I director until the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified. Each of Messrs. Hemings and Tomer and Ms. Williams is serving a three-year term (in the case of Ms. Williams, the remainder of a three-year term since her election to the Board in June 2009) as a Class II director until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified.  Each of Messrs. Sorensen, Brock and Lutzeier is serving a three-year term (in the case of Mr. Lutzeier, the remainder of a three-year term since his election to the Board in September 2010) as a Class III director until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified.

Messrs. Tomer and Sorensen were originally nominated to serve on the Board pursuant to the Stockholders’ Agreement.  Per the terms of the Stockholders’ Agreement, to the extent that Great River and Messrs Tomer and Sorensen (collectively with Great River and Mr. Tomer, the “Tomer Group”) collectively beneficially own at least 20% of the shares held by them on the date of the Stockholders’ Agreement, the Tomer Group is entitled to nominate (i) three directors acceptable to them in their sole discretion, and (ii) one independent director.  The Tomer Group nominated Messrs. Tomer, J. Lloyd Tomer, who resigned from the Board on October 6, 2009, and Sorensen pursuant to the Stockholders’ Agreement.  In addition, pursuant to the terms of the Stockholders’ Agreement, to the extent that Michael Brent and Derek Brent (together, the “Brent Group”) collectively beneficially own at least 20% of the shares held by them on the date of the Stockholders’ Agreement, the Brent Group is entitled to nominate (i) three directors acceptable to them in their sole discretion, and (ii) one independent director.

Our Board has nominated Messrs. Humes, Van Patten and Saunders to serve as Class I Directors for a three-year term, to hold office until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified. Each nominee has consented to be a nominee and to serve as a director if elected. In the event that a nominee should become unavailable for election as a director, the persons named as proxies will vote for any substitute nominees that the Board may select.

Set forth below is biographical information for (i) our Class I directors who have been nominated for election to our Board at the Annual Meeting, and (ii) our current Class II and Class III directors whose terms of office do not expire as of, and who will continue to serve after, the Annual Meeting.

Name	Age	Position

Class I Directors

Jack H. Humes, Jr., Esq.	58	Director
Burt L. Saunders, Esq.	62	Director
Robert M. Van Patten	65	Chief Executive Officer, Officer, President
		and Director

Class II Directors

Paul A. Hemings	48	Director
J. Scott Tomer	53	Chairman of the Board
Patricia S. Williams, Esq.	43	Director

Class III Directors

Fred E. Lutzeier	58	Director
Lou Brock	71	Director
J. Kim Sorensen	61	Secretary, Treasurer and Vice Chairman
		of the Board

NOMINEES TO SERVE A THREE-YEAR TERM AS CLASS I  DIRECTORS UNTIL THE 2014 ANNUAL MEETING OF STOCKHOLDERS:

Jack H. Humes, Jr., Esq.	Director Since 2009
Currently Serving until 2011 Annual Meeting of Stockholders

Jack H. Humes, Jr., Esq., founded the Humes Law Office in 2000 after having been associated with the firm Burroughs, Hepler, Broom, MacDonald, Hebrank, & True (now Hepler Broom, LLC) since 1986.  Mr. Humes currently provides legal services to corporations, governmental bodies and individuals related to various real estate issues, focusing on land and right-of-way acquisition, construction, contracting and project financing.  Mr. Humes is a member of the Missouri Bar, the Illinois State Bar Association, the American Bar Association, the American Institute of Certified Planners and the American Planning Association. The Board selected Mr. Humes to serve as a director because of his legal experience and expertise in real estate matters.

Burt L. Saunders, Esq.	Director Since 2010
Currently Serving until 2011 Annual Meeting of Stockholders

Burt L. Saunders, Esq., brings to YTB a wealth of experience in the public and professional spheres.  Mr. Saunders was a Florida State Senator for District 37 from 1998 through 2008, representing Collier and Lee counties.  Prior to his election to the Florida Senate, Mr. Saunders served four years in the Florida House of Representatives and eight years on the Collier County Commission. Mr. Saunders worked in public finance for A.G. Edwards and Sons, Inc. from 1986 to 1990.  Mr. Saunders currently serves in an “of counsel” capacity with Gray Robinson, P.A., a Florida-based firm, since 2004, practicing in the areas of land use, local and state government, and health care law.  Mr. Saunders received his B.A. from the University of South Florida in 1972, his J.D. from the College of William and Mary in 1975 and his L.L.M. in Ocean/Coastal Law from the University of Miami in 1978. The Board selected Mr. Saunders to serve as a director because of his extensive background as legal counsel and his recognized leadership skills, which make him well-suited to assist the Board in addressing any legal, financial and or governance issues which may arise and to assess legal risks and other challenges faced by the Company.

Robert M. Van Patten	Director Since 2009
Currently Serving until 2011 Annual Meeting of Stockholders

Robert M. Van Patten, our Chief Executive Officer and President since October 2009, had previously served in a consulting capacity with the Company since April 2009.  In addition, he served as our interim Chief Financial Officer from February 2010 until October 2010.  Previously, he served as President of IMC Agribusiness, an $800 million dollar division of IMC Global, a New York Stock Exchange listed company, now known as Mosaic.  Prior to joining the Company, from 1999 through 2009, he was President of North American Logistic Services, Inc., a privately owned transportation and distribution company doing business in Canada.  Mr. Van Patten holds a B.S. in Economics from DePaul University in Chicago, Illinois. The Board selected Mr. Van Patten to serve as a director because he is the Company’s CEO and President and is responsible in part for the strategic direction and day-to-day leadership of the Company.

CLASS II DIRECTORS SERVING UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS:

Paul A. Hemings	Director Since 2008
Currently Serving until 2012 Annual Meeting of Stockholders

Paul A. Hemings was a Group Director of Sales for Energizer Holdings, Inc. from 2005 until March 2011. In this position, he led the sales strategy development.  Prior to his appointment as Group Director, Mr. Hemings served as Energizer’s Director of Business Development, leading the annual business planning process. Before beginning his tenure at Energizer, Mr. Hemings held several sales and sales management positions at Procter & Gamble. He holds a B.S. from Bucknell University, which he received in 1985. The Board selected Mr. Hemings to serve as a director because it believes he has valuable experience in marketing and business planning and development resulting from his background in sales management positions at other public companies.

J. Scott Tomer	Director Since 2004
Currently Serving until 2012 Annual Meeting of Stockholders

J. Scott Tomer, Chairman of the Board and Chief Executive Officer of the Company’s wholly-owned subsidiary, ZamZuu, Inc. (“ZamZuu”), served as our Chief Executive Officer from 2005 until 2009, and formerly served as our President from 2004 to 2005.  Mr. Tomer was employed at A. L. Williams (now known as Primerica) from 1981 to 1993, where he attained the level of National Sales Director. In that position, he had the responsibility of field support and training the sales force, and trained over 2,000 sales personnel. He left Primerica in 1993 to become a Certified Financial Planner, developing a specialty in real estate investing prior to co-founding YourTravelBiz.com, Inc. in 2001 prior to its merger with the Company in 2004.  ZamZuu was formerly known as YTB Marketing, Inc. (“YTB Marketing”) and YourTravelBiz.com, Inc. The Board selected Mr. Tomer to serve as a director and Chairman of the Board because of his experience as one of the Company’s founders, as a business leader and entrepreneur and his role as the Company’s former CEO, which affords him unique insights into the Company’s strategies, challenges and opportunities.

Patricia S. Williams, Esq.	Director Since 2009
Currently Serving until 2012 Annual Meeting of Stockholders

Patricia S. Williams is Senior Vice President, General Counsel and Corporate Secretary of RehabCare Group, Inc. since 2007, a leading provider of physical rehabilitation program management services in over 1,200 hospitals, skilled nursing facilities and other long-term care facilities throughout the United States.  Ms. Williams previously held the position of Vice President, General Counsel and Corporate Secretary of Thermadyne Holdings Corporation, a multi-national manufacturer of welding and cutting products, from 1997 to 2007.  Ms. Williams serves on the board of directors for White Drive Products, Inc., a leading global supplier of hydraulic motors and drive system products for mobile and industrial applications. The Board selected Ms. Williams to serve as a director because of her extensive legal background, as well as her long-standing knowledge of SEC rules and regulations as they relate to the Company’s role and responsibilities as a publicly traded company.

CLASS III DIRECTORS SERVING UNTIL THE 2013 ANNUAL MEETING OF STOCKHOLDERS:

Fred E. Lutzeier	Director Since 2010
Currently Serving until 2013 Annual Meeting of Stockholders

Fred E. Lutzeier currently serves as a Director with Jefferson Wells International and as the Managing Partner of Bankers’ Alliance Group, LLC.  Mr. Lutzeier has extensive experience in accounting, finance, corporate governance and SEC reporting. along with experience in a wide variety of business operations.  He has over fourteen years of combined public accounting experience with PricewaterhouseCoopers and KPMG and over fourteen years experience as a financial executive with Ashland, Inc. and Arch Coal, Inc.  Mr. Lutzeier earned a BS degree in Business Administration from Washington University in St. Louis and a Master of Business Administration degree from Webster University.  Mr. Lutzeier is also a certified public accountant and a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants and currently serves as the Audit Committee Chairman for the Company.

Louis C. Brock	Director Since 2006
Currently Serving until 2013 Annual Meeting of Stockholders

Louis C. Brock, is one of Major League Baseball’s all-time hits and stolen base leaders. He was inducted into Major League Baseball’s Hall of Fame in 1985 and was named one of the Top 100 Players of the 20th Century. Following his 19-year career in Major League Baseball, Lou Brock serves on the boards of many local and national youth organizations, including Education Is Freedom Foundation, Variety Club for Children, Wyman Youth Camp, Old Newsboys Day Children’s Charities, ECHO Children’s Home, Missouri Valley College and the Lou Brock Scholarship Foundation. He also serves on the board of Premier Bank. Mr. Brock holds honorary Doctorate degrees from Washington University, St. Louis, Missouri; Southern University, Baton Rouge, Louisiana; and Missouri Valley College, Marshall, Missouri. The Board selected Mr. Brock to serve as a director due to his promotional experience and long tenure with the Company which has allowed him to develop an in-depth understanding of the business and its unique challenges.

J. Kim Sorensen	Director Since 2004
Currently Serving until 2013 Annual Meeting of Stockholders

J. Kim Sorensen, our Vice Chairman of the Board since 2008 and Chief Executive Officer of the Company’s wholly-owned subsidiary, YTB Travel, Inc., served as President of the Company from 2005 to 2008.  He has owned and managed several businesses throughout his career. He joined A. L. Williams in 1981 and earned the Sr. Vice President position in 1985. In 1990, Mr. Sorensen partnered with Mr. Tomer to provide technical and management support for their growing sales organization. In 2001, he was a co-founder of YTB Marketing, now known as ZamZuu, and his vision and leadership have led to the development and management of many of our systems. The Board selected Mr. Sorensen to serve as a director because of his long service and dedication as a founder of the Company, as well as his extensive experience in the travel industry.  Due to Mr. Sorensen’s long-time leadership role in the Company, he brings to the Board a practical understanding of the business and its operations.

Our Board unanimously recommends a vote for the election of each of the director nominees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than ten percent of any class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and each exchange on which its securities are traded. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us, except as set forth in this paragraph, we believe that during the fiscal year ended December 31, 2010, all of our officers, directors, and beneficial owners of greater than 10% of our equity securities complied with all applicable Section 16(a) reporting requirements.  In 2010, each of Messrs. Hemann, Saunders and Sorensen failed to file timely one report, and Mr. Tomer failed to file timely two reports.  Each such report related to one transaction.

CORPORATE GOVERNANCE

Board of Directors and Committees

Director Independence

Though our common stock is not currently listed on a national securities exchange, we use the standards of independence applicable to boards and committees as set forth under the rules of the NYSE Amex LLC (“AMEX”).  Our Board has reviewed all relationships between the Company and members of the Board and has affirmatively determined that Mr. Hemings, Mr. Humes, Mr. Lutzeier, Ms. Williams and Mr. Saunders are independent under applicable standards.  These directors are not affiliated with us in any capacity, other than through their stock ownership and Board service.  In addition, each of the members of the Audit Committee meets the heightened criteria for independence applicable to members of audit committees under SEC rules and AMEX listing standards.

Leadership

Our Board oversees and guides the Company’s management and its business affairs.  One of the key responsibilities of our Board is to evaluate and determine its own leadership structure that best positions it to provide independent oversight of management.  The Board understands that its leadership structure will depend on the competitive and changing environment in which we operate our business and that the appropriate structure may vary as circumstance warrant.  Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors.  All committee members are elected by and serve at the pleasure of the Board.  In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff and the Company as a whole.

The Board has determined to separate the roles of the Chief Executive Officer and Chairman in recognition of the differences between the two roles currently.  The Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chairman coordinates Board activities to enable the Board to effectively provide guidance to and oversight of management and governance of the Company.  In addition, the Chairman presides over all meetings of the Board and the Company’s annual meetings of stockholders.

Our Board believes that Mr. Tomer, who served as our Chief Executive Officer from 2005 until 2009, is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy for our business.  Independent directors and management have different perspectives and roles in strategy development.  The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while Mr. Tomer brings Company- and industry-specific experience and expertise to the Board.  As a former Chief Executive Officer of the Company, our Chairman is also available to Mr. Van Patten, our current Chief Executive Officer and President, for advice and counsel, as appropriate.  Mr. Tomer also provides leadership and support for all external communications, including investor relations.

The Board has also appointed an Executive Committee, which is responsible for setting the strategic direction for the Company.  The Executive Committee consists of Messrs. Tomer, Sorensen and Van Patten.  Collectively they meet twice a month to review the overall direction of the Company, set corporate policy and provide direction to the sales force and home office management team.  They report to the Board for approval on strategic issues and their compensation is determined by the Compensation Committee and subject to full Board approval.

The Board convenes after each quarterly meeting without management present to discuss corporate governance issues.

The Board recognizes that depending on the circumstances, other leadership models may be appropriate.  No single leadership model is right for all companies and at all times.  Accordingly, the Board periodically reviews its leadership structure.

Risk Oversight

The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in our Form 10-K for the year ended December 31, 2010.  The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial and information technology risks.  The Investment Committee is responsible for overseeing the management of risks relating primarily to credit, liquidity and investment options.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Meetings and Attendance

During the fiscal year ended December 31, 2010, there were two special meetings and five regular meetings of our Board. All of our incumbent directors attended at least 70% of the aggregate number of meetings of the Board and the committees on which they serve. In addition, while our Board has no formal policy in effect with respect to attendance at annual meetings of stockholders, seven of the then-current directors attended our annual meeting of stockholders in 2010.

Our Board has established various committees to assist it in discharging its duties. The three standing committees of our Board are the Audit Committee, the Compensation Committee and the Investment Committee.

Audit Committee

Our Audit Committee’s function is to evaluate the adequacy of our internal accounting controls, review the scope of the audit by the independent registered public accountants and related matters pertaining to the examination of the financial statements, review the year-end and the quarterly financial statements, review the nature and extent of any non-audit services provided by our independent registered public accountants and make recommendations to our Board with respect to the foregoing matters as well as with respect to the appointment of our independent registered public accountants. The Audit Committee had five (5) meetings in the fiscal year ended December 31, 2010. The Audit Committee is responsible for overseeing our compliance with the Sarbanes Oxley Act of 2002 and all rules promulgated thereunder by the SEC. Our Board has determined that all three of its current members of the Audit Committee - Messrs. Lutzeier and Humes and Ms. Williams - are independent under applicable AMEX standards.  The Audit Committee is governed by a written charter that was adopted by our Board on October 27, 2006.  A copy of the charter was included as an appendix to the proxy statement filed in connection with the 2010 annual meeting of stockholders..  The Audit Committee is responsible for approving the engagement of, and has engaged, Marcum LLP to perform audit services for us and our subsidiaries for the fiscal year ending December 31, 2011. Members of the Audit Committee are:

Fred E. Lutzeier, Chairman
Jack H. Humes, Jr., Esq.
Patricia S. Williams, Esq.

Audit Committee Financial Expert

The Board has determined that Mr. Lutzeier qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The Compensation Committee consists solely of non-employee directors.  The Compensation Committee held one formal meeting in the fiscal year ended December 31, 2010.  The Compensation Committee administers our equity incentive plans, including our Amended and Restated 2004 Stock Option and Restricted Stock Plan and our 2007 Sales Director Bonus Plan.  The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to ensure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, and the requirements of the appropriate regulatory bodies.  Toward that end, the Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs, and deliberated and approved the terms of the new employment agreements that we entered into with our senior executives, effective as of January 1, 2008.  The Compensation Committee recommends all compensation decisions to the full board for its review and approval.  The Compensation Committee is further empowered to oversee and implement our compensation policy with respect to the non-employee members of our Board.  In furtherance of this role, the Compensation Committee, working with an independent compensation consulting firm, adopted and approved the compensation arrangements of our non-employee directors.  These arrangements reflect the recommendations of the independent consulting firm, are contained in our non-employee director compensation policy, and were effective as of April 25, 2008.  The Compensation Committee is governed by a written charter, a copy of which was included as an appendix to the proxy statement filed in connection with the 2010 annual meeting of stockholders.  Members of the Compensation Committee are:

Paul A. Hemings, Chairman
Jack H. Humes, Jr., Esq.
Patricia S. Williams, Esq.

Our Board has determined that Messrs. Hemings and Humes and Ms. Williams are independent.  Although the Compensation Committee recommends compensation for senior executives and non-employee members of the Board, the full Board with a majority of independent directors approves all compensation decisions,

Board Nomination Process

We do not currently have a standing nominating committee. Given our size and resources, along with the difficulties inherent in managing multiple committees of our Board, and because most nominees for our Board have been chosen in recent years pursuant to the terms of the Stockholders’ Agreement, our Board has determined that the establishment of such a separate committee is not necessary at the current time.  In addition, because most nominees for our Board in recent years have been chosen pursuant to the terms of the Stockholders’ Agreement, we have not established any specific policy with regard to the consideration of director candidates recommended by our security holders.  However, despite the absence of any such formal policy, our Board will consider candidates who are recommended by our stockholders.

The Company does not maintain a separate policy regarding the diversity of its board members.  However, it is the practice of the Board to consider individuals with diverse and varied professional and other experiences for membership. The Board will also measure candidates against the criteria it sets, including skills and attributes that reflect the values of the Company.  The Board considers the independence, possible conflicts of interest, personal background, judgment, business specialization, technical skills and diversity of each director candidate, and the extent to which he or she will fill a current or anticipated need on the Board.  To this end, the Board considers diversity to include not only factors such as the candidate’s gender, race, national origin, disability, religion or creed, but also his or her education, professional experience, technical expertise and skill set.  The Board considers the entirety of each candidate’s credentials in the context of these factors and other qualities or attributes that the Board believes will help the Board perform its duties effectively.  With respect to the nomination of continuing directors for re-election, the Board also considers the individual’s past contributions to the Board.

Stockholders may recommend individuals for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to YTB International, Inc., c/o J. Kim Sorensen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next Annual Meeting of Stockholders.  The entire Board participates in the consideration of director nominees.

Communicating with Our Board

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to YTB International, Inc. Board of Directors, c/o J. Kim Sorensen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Code of Ethics

We adopted a Code of Ethics (the “Code”) that applies to all of the executive officers (as well as all management personnel) of the Company and our subsidiaries. All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. Other, more detailed, policies and procedures that our directors, officers and employees are expected to comply with are set forth in separate documents (such as our Policy Statement Regarding Insider Trading) and are not part of the Code. A copy of the Code is available on our website at www.YTBI.com and will be provided free of charge, upon written request to the following address: YTB International, Inc., 1901 East Edwardsville Road, Wood River, IL 62095, Attention: J. Kim Sorensen.

EXECUTIVE OFFICERS OF THE COMPANY

Our current Executive Officers are Messrs. Tomer, Sorensen, Van Patten and Mr. Jeremy W. Hemann.  The biographies of Messrs. Tomer, Sorensen and Van Patten are set forth above under PROPOSAL 1: “ELECTION OF DIRECTORS.”  Mr. Hemann’s biography is set forth immediately below.

Jeremy W. Hemann	Chief Financial Officer

Jeremy Hemann was appointed Chief Financial Officer in September 2010.  Mr. Hemann joined YTB in 2005 as Corporate Controller.  In this role, he oversaw the Company’s finance and accounting operations, including financial strategy, management and reporting.  Mr. Hemann has extensive experience in the areas of financial auditing, compliance matters, and overall process improvement.  He holds a Bachelor’s degree in Accounting from University of Illinois.

SUMMARY COMPENSATION TABLE

The following table discloses compensation of our named executive officers for 2010:

Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)		Total ($)

J. Scott Tomer,	2010	325,000		-	348,750	(1)	673,750
Chairman of the Board	2009	325,000		-	181,417		506,417

Robert M. Van Patten,	2010	315,000		31,357	119,459	(2)	465,816
Chief Executive Officer	2009	54,232		-	99,000		153,232

J. Kim Sorensen,	2010	325,000		-	149,675	(3)	474,675
Vice Chairman of the Board, Secretary, Treasurer	2009	325,000		-	190,441		515,441

Jeremy W. Hemann, Chief Financial Officer (4)	2010	140,000	(5)	9,272	12,294	(6)	161,566

(1)
Represents $323,161 in commissions, including $25,526 in commissions earned in 2010 but not yet paid as of December 31, 2010; $1,117 in Company matching 401K contributions not yet paid as of December 31, 2010; $12,472 in insurance premiums; and $12,000 in vehicle allowance, including $7,000 in vehicle allowance earned but not yet paid as of December 31, 2010.

(2)	Represents $11,459 in insurance premiums; $96,000 in fees earned as Interim Chief Financial Officer; and $12,000 in vehicle allowance.

(3)
Represents $109,578 in commissions, including $7,221 in commissions earned in 2010 but not yet paid as of December 31, 2010; $15,625 in Company-matching 401K contributions not yet paid as of December 31, 2010; $12,472 in insurance premiums; and $12,000 in vehicle allowance, including $7,000 in vehicle allowance earned but not yet paid as of December 31, 2010.

(4)	Mr. Hemann was appointed as the Copmany's Chief Financial Officer effective October 1, 2010.
(5)	The amount shown includes $94,000 earned as salary as an employee of the Company prior to his appointment as Chief Financial Officer.
(6)	Represents $5,260 in Company-matching 401K contributions not yet paid as of December 31, 2010; and $7,034 in insurance premiums.

Narrative Disclosure For Summary Compensation Table

Base Salaries

Each of Messrs. Tomer and Sorensen earns a base salary of $325,000.  In 2010, Mr. Van Patten earned a base salary of $315,000, and Mr. Hemann earned a base salary of $140,000.

Monthly Sales Related Commissions, Bonuses, and Certain Other Payments

In addition to serving as a named executive officer, Mr. Tomer also serves as a Sales Director within ZamZuu.  In this role, he performs additional duties which include recruiting and growing the sales force.  As part of his compensation for these duties, Mr. Tomer is eligible for additional override commission bonuses, sales director bonuses and sales and retention payments.  In addition to serving as a named executive officer, Mr. Sorensen also performs additional duties for the Company which makes him eligible for additional override commission bonuses.  Information pertaining to each additional form of payment is as follows:

Override Commission Bonus.  Certain named executive officers maintain ownership of override commissions on broker sales and monthly fees.  Override commissions are fundamentally a network marketing “multi-tiered” compensation plan that provide for commissions to be paid to up-line individuals or “sponsors” based on a percentage of commissions generated from sales in a representative’s down-line in order to compensate the up-line sponsors responsible for building the sales force.  Each of Messrs. Tomer and Sorensen, as representatives, owns an override position on certain broker sales and monthly fees generated by certain representative positions of our YTB and ZamZuu sales organization, respectively.

Sales Director Bonus.  Mr. Tomer is considered by the Company to be a Sales Director for its subsidiary ZamZuu, for various purposes.  Sales Directors are independent marketing representatives for ZamZuu who sell broker licenses and support their downline sales force.  In order to be considered a Sales Director, an individual must have achieved specified sales and retention objectives.  The various levels of achievement are based on the number of active subscribers within each Sales Director’s downline sales force.

The Sales Director Bonus was designed and developed to provide additional incentive to the Sales Directors for performance on a monthly basis.  Sales Directors are paid a fixed monthly bonus based on the level of achievement reached.

During 2010, the Company paid $323,161 in commissions to Mr. Tomer, not including $7,556 in commissions or Sales Director bonuses earned, but not yet paid as of December 31, 2010.  Also during 2010, the Company paid approximately $109,578 in commissions to Mr. Sorensen, not including $67,556 in commissions earned but not yet paid as of December 31, 2010.

Incentive Plan

We adopted an Incentive Plan in 2010 pursuant to which executive officers and certain other Company employees are eligible to receive an award equal to a percentage of the participant’s base pay for achievement of certain objectives.  Mr. Tomer and Mr. Sorensen are not eligible for compensation under the incentive plan based on their participation in the Company’s monthly sales related commissions and bonuses.  A participant will receive incentive compensation if (i) the Company achieves growth in the number of business owners for the fiscal year, (ii) the Company meets or exceeds certain financial objectives for the fiscal year, or (iii) the participant meets or exceeds certain personal or departmental financial and budgetary objectives for the fiscal year.  The objectives under the Incentive Plan are in the following categories:

Growth in business owners	-	25%
Free cash flow	-	25%
Earnings before interest, taxes, depreciation, amortization, discontinued operations and excluding impairment charges	-	25%
Discretionary objectives	-	25%

The discretionary objectives represent a list of specific tasks to be accomplished by the participant during the year.  The discretionary award target will track the weighted average of the Company’s free cash flow target and the pre-tax operating income target.

Each objective is assigned a points allocation.  Actual performance will be compared to the objectives and a percent of completion will be calculated.  The total percent completed based on a 100% total will be multiplied by the award level and then multiplied by the base pay of the participant to determine the total award.  The total award cannot exceed 25% of the Company’s free cash flow for the year.  Executive officers’ awards are based on 50% to 75% of the respective executive officer’s base salary.  A participant can earn up to 150% of the target award if actual performance exceeds the established objectives by 150%.

The objectives of the Company were not met in 2010 based on the criteria stated above.  However, the Board of Directors agreed to pay a discretionary bonus to executive officers and certain other Company employees, including Mr. Van Patten and Mr. Hemann. Their bonuses, shown in the table below, will be paid out in 2011.

Name and Principal Position	Year	Target Amount Payable ($)	Maximum Amount Payable ($)	Actual Amount Payable ($)

Robert M. Van Patten, Chief Executive Officer	2010	236,250	354,375	31,357

Jeremy W. Hemann, Chief Financial Officer	2010	105,000	157,500	9,272

Retirement Benefits

We maintain a 401(k) plan that is qualified under the Internal Revenue Code, under which employees can defer a portion of their compensation.  During 2010, we accrued, but did not pay, matching contributions to our employees, including each of our named executive officers, up to a maximum of 5% of compensation. We intend to fund the accrued matching contributions during 2011.

As of January 1, 2011, the Company discontinued the 401(k) matching contributions until further notice. Amounts matched by the Company for the named executive officers in 2010 are included in the Summary Compensation Table.

Other Benefits and Perquisites

Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provided in fiscal 2010 are as follows.  Our health and insurance plans are the same for all employees. In general, we pay for the employee portion of the health premium due and our employees pay for 100% of elective/dependent coverage.  However, it is our policy to pay the full premium for our executives.  In addition, our executive officers receive term life insurance coverage payable to beneficiaries designated by each and long-term disability insurance.  Additionally, Messrs. Tomer, Sorensen, and Van Patten receive a car allowance equal to $1,000 per month.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table presents information regarding outstanding equity awards at the end of 2010 for the named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock that Have		Market Value of Shares or Units of Stock that Have
	Exercisable		Unexercisable		Price ($)	Date	Not Vested (#)		Not Vested ($) (6)

J. Scott Tomer	-		-		-	-	355,644	(1)	$13,336.65

Robert M. Van Patten	-		-		-	-	-		$-

J. Kim Sorensen	-		-		-	-	355,644	(2)	$13,336.65

Jeremy W. Hemann	55,000	(3)	15,000	(3)	$0.40	4/24/2012	-		$-
	5,000	(4)	-		$0.11	6/30/2014	-		$-
	20,833	(5)	41,666	(5)	$0.065	1/19/2015	-		$-

(1) The unvested 355,644 shares were not vested as of 12/31/10. These shares were subsequently forfeited effective 01/03/11.
(2) The unvested 355,644 shares were not vested as of 12/31/10. These shares were subsequently forfeited effective 01/03/11.
(3) On April 24, 2006, the Board granted Mr. Hemann an option to purchase 75,000 shares of Class A Common Stock. The option vests at a rate of 15,000 options per year beginning on the first anniversary of the grant date. Subsequent to the grant date, Mr. Hemann exercised 5,000 options under this grant.

(4) On June 30, 2009, the Board granted Mr. Hemman an option to purchase 5,000 shares of Class A Common Stock. This option vested immediately.
(5) On January 19, 2010, the Board granted Mr. Hemman an option to purchase 62,499 shares of Class A Common Stock. The option vests at a rate of 20,833 options per year beginning on the first anniversary of the grant date.

(6) Calculated based on a price per shares of $0.0375, which represents the closing price of a share of our common stock on the PinkSheets as of December 31, 2010 (the last trading day in 2010).

DIRECTOR COMPENSATION

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our directors who are not named executive officers.  See the Summary Compensation Table for information regarding compensation of directors who are also named executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		All Other Compensation ($)		Total ($)

Thomas B. Baker, Jr.	41,408	1,200	(2)	-		42,608

Lou Brock	39,925	1,200	(3)	12,727	(4)	53,852

Paul A. Hemings	40,075	1,200	(5)	-		41,275

Jack H. Humes, Jr., Esq.	41,000	1,200	(6)	2,525	(7)	44,725

Burt L. Saunders, Esq.	30,569	2,176	(8)	-		32,745

Fred E. Lutzeier	15,592	2,600	(9)	-		18,192

Patricia S. Williams	41,000	1,200	(10)	-		42,200

(1)
As non-employee members of the Board, these individuals received restricted stock grants pursuant to our policy that governs compensation of non-employee directors.  The Company measures compensation cost for all share-based awards at the fair value on the date of grant and recognizes compensation expense over the service period for awards expected to vest. The Company measures the fair value of restricted stock awards based on the number of shares granted and the quoted price of the Company’s common stock on the date of the grant.  The Company measures the fair value of stock options using the Black-Scholes valuation model. These fair values are recognized as compensation expense over the service period, net of estimated forfeitures.

(2)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 280,000.
(3)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 42,196.
(4)	Consists of $12,727 in commissions paid to Mr. Brock.
(5)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 42,196.
(6)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 280,000.
(7)	Consists of $2,525 in legal fees earned by Mr. Humes for services performed related to the corporate headquarters building asset held for sale and other real estate matters.
(8)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 54,391.
(9)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 40,000.
(10)	The aggregate number of restricted stock awards outstanding as of December 31, 2010 is 280,000.

The Compensation policy for the Board of Directors, originally adopted on April 25, 2008, was changed in 2010 by the Compensation Committee of our Board of Directors. The previous plan granted restricted a one-time restricted stock award valued at $40,000 (based on the market price of our Class A Common Stock on the grant date) upon election to our Board of Directors and an annual restricted stock award valued $30,000 (based on the market price of our Class A Common Stock on the grant date). The policy was changed in 2010 and now each non-employee director receives (i) a one-time restricted stock award of 40,000 shares of Class A Common Stock upon initial election to our Board and (ii) annual compensation, consisting of $30,000 payable in cash and a restricted stock award of 30,000 shares of Class A Common Stock vesting in full on the first anniversary of the grant date.

The restricted stock award component of our ongoing non-employee director compensation is granted on an annual basis during the May 17th – May 30th window following the filing of our quarterly report on Form 10-Q for our first fiscal quarter and consists of shares of our Class A Common Stock vesting entirely on the first anniversary of the grant date.  The one-time restricted stock award for non-employee directors upon initial election to our Board consists of 40,000 shares of Class A Common Stock and vests over a period of four years.

In addition to the basic compensation for our non-employee directors, each such director will also receive a $1,000 cash meeting attendance fee for each meeting of the Board or a committee thereof that he or she attends (whether attending in person or telephonically). Furthermore, each Chairman of a committee of our Board will receive an annual cash payment for serving in such capacity, with the Chairmen of the Audit Committee, Compensation Committee and Investment Committee to receive $12,000, $9,000 and $5,000 annually, respectively. The non-employee members of our Board are also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on our behalf, including travel expenses incurred in attending meetings of our Board or committees thereof. Fees and expenses are reimbursed upon submission of appropriate documentation to us in accordance with our then-current policy.

In addition, as in independent marketing representative of the Company, Mr. Brock is eligible to earn commissions from the Company, In 2010, the Company paid Mr. Brock $12,727 in commissions.

Included in accounts payable at December 31, 2010, are legal fees of approximately $1,320 for work performed by Jack Humes, a member of the Company’s Board.  The fees covered services performed by Mr. Humes related to the corporate headquarters building asset held for sale and other real estate matters.

Certain Relationships and Related Transactions

While we may enter into transactions with affiliates in the future, we have, and we intend to continue, to enter into such transactions only at prices and on terms no less favorable to us than terms that can be obtained from unaffiliated third parties. In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse himself or herself from any negotiations or Board deliberations. In addition, any transaction with an affiliate is subject to approval by the independent members of our Board.

Printing Services. Two of our executive officers (who also serve as members of our Board) – Messrs. Tomer and Sorensen – partially own a company that ZamZuu utilizes for printing of its sales materials and various other marketing initiatives.  During 2010 and 2009, the Company expended $4,000 and $182,000, respectively, for these services. We anticipate that payments to be made to this company in 2011 will be equal to or less than the amount paid in 2010.

Headquarters Property-Related Loan. In July 2006, the Company borrowed $2.5 million from Meridian Bank in connection with its acquisition of the land and building which houses its corporate headquarters in Wood River, Illinois.  The chairman and principal shareholder of Meridian Bank, Timothy Kaiser, M.D., and another director and principal shareholder of Meridian Bank, Clay Winfield, were also directors of the Company until June 16, 2009 and April 30, 2009, respectively.  This transaction was approved by the independent members of the Company’s Board.  On January 8, 2008, the Company’s $500,000 certificate of deposit representing restricted cash collateral for the Company’s outstanding indebtedness related to its corporate headquarters property was surrendered in partial repayment of the principal amount outstanding under such indebtedness.

On July 26, 2008, the Company renewed the note for the principal sum of $2.0 million, the outstanding balance as of that date (the “Note Renewal”). The Note Renewal included an interest rate of prime, plus 1.00% floating daily and a scheduled balloon principal payment due July 26, 2009.  Interest and principal were due monthly based upon a 20-year amortization and the Note Renewal was collateralized by the first mortgage on the corporate headquarters property.  There were no other restrictive covenants included in the Note Renewal.

On October 10, 2008, Meridian Bank was closed by the Illinois Department of Financial and Professional Regulation, Division of Banking.  Subsequently the FDIC was named Receiver.  The terms of the Company’s Note did not change under the terms of the loan contract because they were contractually agreed to in the promissory note with the failed institution.

On February 13, 2009, an unrelated third party, FirstCity Servicing Corporation as Servicer for FH Partners LLC (“FH Partners”), Owner, purchased the Note Renewal.  The terms of the Note Renewal did not change as a result of the purchase.  Amounts due under the Note Renewal were subsequently paid and the Note Renewal was canceled.  Principal payments of $92,000 and $386,000 were made toward the Note in 2010 and 2009 respectively. Interest payments of $140,000 and $97,000 were also made during 2010 and 2009 respectively.

On July 26, 2009, the $1.9 million balloon payment on the Company’s note on its corporate headquarters matured.  On September 29, 2009, the Company executed a Loan Modification, Renewal, and Extension Agreement (the “Loan Modification”) effective July 26, 2009, with FH Partners with respect to the Company’s corporate headquarters.  The Loan Modification renewed the note executed by the Company in connection with the loan, in the new amount of $1.9 million (the “FH Partners Note”) and extended the maturity of the FH Partners Note and loan to April 30, 2010.  The amount due under the FH Partners Note bears interest at a rate of 8% annually.  The Company paid a principal installment of $300,000 on September 30, 2009.  A second additional principal installment for $200,000, originally due and payable on December 31, 2009, was extended to January 31, 2010 then subsequently extended to April 29, 2010.  In connection with the April 29, 2010 payment extension that the Company entered into on April 22, 2010, the Company assigned to FH Partners a promissory note, mortgage and all related documents between the Company and WR Landing, LLC.

On June 17, 2010, the Company executed a First Amendment to the Loan Modification (the “First Amendment”) with FH Partners.  The First Amendment modified the Loan Modification after its maturity.  The First Amendment modifies the Loan Modification and extends the maturity date to August 31, 2010.  In addition, the Company agreed to release FH Partners from all liabilities and causes of action, known and unknown, which may be related to the Loan Modification, as amended.  In the event of default, as defined in the FH Partners Note, FH Partners has the right to declare the entire unpaid balance of principal and interest on the FH Partners Note due and payable.  All other terms of the FH Partners Note and the loan, including the representations and warranties, remain unchanged.

On September 22, 2010, after loan maturity, the Company executed a Second Amendment to the Loan Modification (the “Second Amendment”) which was effective September 1, 2010.  In consideration for the Second Amendment, the Company paid the sum of ten dollars to FH Partners.  The Second Amendment extended the maturity date of the Loan Modification and the FH Partners Note to November 30, 2010 and increased the interest rate on the unpaid principal balance on the FH Partners Note from eight percent per annum to ten percent per annum effective September 1, 2010.  In addition, the Company agreed to pay monthly principal payments of $50,000 in addition to the current monthly installment payments of $16,392 beginning September 30, 2010.  All other terms and provisions of the Loan Modification, as amended, and FH Partners Note remain unchanged. As of December 31, 2010, the Company had an outstanding balance due to FH Partners in the amount of $1,495,000.

On January 13, 2011, the Company received notification that the Company was in default under the terms of the promissory note and Mortgage with FH Partners LLC relating to the Company’s headquarters.

On March 18, 2011, the Company entered into a sale-leaseback transaction with Wood River Capital, LLC (“WRC”), a nonaffiliated third party, related to the property the Company uses as its headquarters building. At closing, WRC was transferred title in exchange for $2.8 million in cash and a non-interest bearing note in the aggregate principal amount of $4.3 million. At closing, the Company retired its debt owed to FH Partners of approximately $1.5 million including encumbrances on all pledged collateral in connection with the headquarters property and adjacent land. The Company will continue to occupy approximately 40,000 square feet of the building for payments due to WRC of $17,000 per annum in addition to a pro rated portion of real estate taxes, insurance, and maintenance.

Development Contract for Headquarters Property. Pursuant to the terms of the development contract with Winfield Development for its new corporate headquarters in Wood River, Illinois (the “Development Contract”), the Company made aggregate payments of $0 and $449,000 for the years ended December 31, 2010 and 2009, respectively.  Clay Winfield, who was a member of the Company’s Board until April 30, 2009, controls Winfield Development.  The Development Contract was approved by the independent members of the Company’s Board.  The Company paid $144,138 and $9,000 during the years ended December 31, 2010 and 2009, respectively, to Winfield Development for miscellaneous capital projects and repairs to the corporate headquarters.

Administrative Office Lease.  The Company leased approximately 5,000 square feet of office space (which served as part of the Company’s previous headquarters office) at the real property location at 600 Country Club View, Edwardsville, Illinois 62025 (the “Building Two Property”) under a commercial lease agreement (the “Building Two Lease”), dated August 4, 2005, by and between Meridian Land Company, Inc. (“Meridian Land”), as lessor, and the Company, as lessee, which expired on October 31, 2010.  Meridian Land is controlled by its principals, Timothy Kaiser, M.D. and Clay Winfield, each of whom were members of the Company’s Board until June 16, 2009 and April 30, 2009, respectively.

In January 2008, the Company exercised its option under the Building Two Lease to purchase the Building Two Property.  Subsequently, the Company entered into a purchase contract with Meridian Land for $2.5 million.  The Company paid $500,000 of the $2.5 million purchase price as a non-refundable earnest money deposit as of the execution of the purchase contract, and the remaining $2.0 million was due at the closing of the acquisition of the Building Two Property, originally scheduled to close by the end of June 2008.  The Company extended the contract through December 31, 2009.  The purchase contract expired and the $500,000 non-refundable earnest money deposit was forfeited to Meridian Land as of December 31, 2009.  Our entry into the lease transaction, our subsequent exercise of the purchase option and our prospective acquisition of the Building Two Property were each approved by the independent members of our Board. We believe that the terms of such transactions are (or were, as the case may be) commercially available terms that are or were no less favorable to us than terms that could have been obtained from an unaffiliated party.

Additional Office Space Lease. On August 17, 2007, the Company entered into a Commercial Lease Agreement (the “Magnolia Lease”) with Meridian Land for additional office space (the “Magnolia Leased Premises”).  The Magnolia Lease had an initial term of 18 months, originally scheduled to commence on November 1, 2007 and expire on April 30, 2009.  Due to delays in construction being performed with respect to the Magnolia Leased Premises, the term of the Magnolia Lease was postponed such that it commenced on February 15, 2008 and extended until August 15, 2009. Rent under the Magnolia Lease was $8,000 per month. In addition to monthly rental payments, the Company was responsible for reimbursement of tenant build-out costs, utilities and maintenance, insurance and all real estate taxes assessed on the property on which the Magnolia Leased Premises was located during the term of the Magnolia Lease.  In addition, the Company was responsible for all costs of maintaining any common areas used by the Company in conjunction with the Magnolia Leased Premises.  Our entry into the Magnolia Lease was approved by the independent members of our Board. We believe that the terms of the Magnolia Lease are commercially available terms that are no less favorable to us than terms that can be obtained from an unaffiliated party.

PROPOSAL 2

RATIFICATION OF THE COMPANY’S SELECTION OF ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Board recommends to our stockholders that they ratify the selection of Marcum LLP as our independent registered public accountants for the fiscal year ending December 31, 2011.  If the stockholders do not ratify this selection, we will reconsider our selection of Marcum LLP and our Audit Committee may appoint new independent registered public accountants instead.  Marcum LLP served as our independent registered public accountants during the fiscal year ended December 31, 2010 and UHY LLP served as our auditors during the fiscal year ended December 31, 2009. On April 16, 2010, the Audit Committee voted to dismiss UHY LLP as the Company’s independent registered public accountants, effective April 16, 2010.  The decision to dismiss UHY LLP was approved by the full Board.  The Company informed UHY LLP of the decision on April 16, 2010.

UHY LLP’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2009 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.  UHY LLP’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2008 contained no adverse opinion or disclaimer of opinion; however, such opinion was modified with an explanatory paragraph regarding the substantial doubt raised as to the Company’s ability to continue as a going concern.  As a smaller reporting company for its fiscal year as of and for the year ended December 31, 2009, the Company was not required to have an audit on the effectiveness of its internal controls over financial reporting.  The audit report of UHY LLP on the effectiveness of internal control over financial reporting as of December 31, 2008 contained an adverse opinion due to the material weaknesses identified in the Company’s internal control over financial reporting.  During the fiscal years ended December 31, 2009 and 2008 and through April 16, 2010, there were no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY LLP, would have caused it to make reference to the subject matter of the disagreements in its reports for such years.  During the fiscal years ended December 31, 2009 and 2008 and through April 16, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

A representative of Marcum LLP who is expected to be present at the Annual Meeting via telephone, will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so and will be available to respond to appropriate questions.  We do not expect a representative of UHY LLP to attend the Annual Meeting.

 Principal Accountant Fees and Services

The following table presents fees, including reimbursements for expenses, incurred for professional audit services rendered by Marcum LLP for the year ended December 31, 2010, and by UHY LLP for the year ended December 31, 2009. UHY LLP leases all of its personnel, who work under the control of UHY LLP partners, from wholly owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

	Fiscal Year Ended 12/31/10	Fiscal Year Ended 12/31/09
Audit Fees (1)	$297,895	$806,859
Audit Related Fees (2)	$5,058	$17,944
Total	$302,953	$824,803

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

We did not pay any tax fees or other fees to our independent registered public accountants during the fiscal years ended December 31 2010 or 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountant

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, our Audit Committee has adopted an unwritten approval policy that it believes will result in an effective and efficient procedure for the pre-approval of services performed by the independent registered public accountant.  All services performed by independent registered public accountants during the last two fiscal years were pre-approved by the Audit Committee.

Audit Services

Audit Services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accountants in order to render an opinion on our financial statements. Our Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by our Audit Committee. Our Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which historically have been provided to us by the independent registered public accountants and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by our Audit Committee.

Tax Services

Our Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of the independent registered public accountants and that are consistent with SEC rules and guidance. All other tax services must be specifically approved by our Audit Committee.

All Other Services

Other services are services provided by the independent registered public accountants that do not fall within the established audit, audit-related and tax services categories. Our Audit Committee may pre-approve specific other services that do not fall within any of the specified prohibited categories of services.

Procedures

All requests for services to be provided by the independent registered public accountants, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by our Audit Committee. If there is any question as to whether a proposed service fits within a pre-approved service, the Audit Committee chair is consulted for a determination. Our Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by our Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent registered public accountants that the request or application is consistent with the SEC’s rules on auditor independence, to our Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

Our Board unanimously recommends that stockholders ratify the selection of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.
•
Discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accountants the independent registered public accountants' independence.

•
Based on the review and discussions above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully submitted by the
members of the Audit Committee:

Fred E. Lutzeier, Chairman
Jack H. Humes, Jr., Esq.
Patricia S. Williams, Esq.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

Proposal

The Board has approved, and is submitting for stockholder approval, an amendment to the Amended and Restated Certificate of Incorporation in the form of Appendix A hereto (the “Amendment”).  The Amendment makes the following changes to the Company’s Amended and Restated Certificate of Incorporation:

•	It effects a reverse stock split of the outstanding shares of the Company’s Class A Common Stock at a ratio of 1-for-100,

•	It effects a reverse stock split of the outstanding shares of the Company’s Class B Common Stock at a ratio of 1-for-100,

•	It decreases the total number of authorized shares of the Company’s Class A Common Stock at a ratio of 1-for-100 to 3,000,000, and

•	It decreases the total number of authorized shares of the Company’s Class B Common Stock at a ratio of 1-for-100 to 1,000,000 (collectively, the “Reverse Stock Split”).

By approving this proposal, stockholders would give the Board authority to effect the Reverse Stock Split.  If this proposal is approved, the Board may, after its adoption but prior to effectiveness, without further action of the stockholders, abandon the Amendment contemplating the Reverse Stock Split.

Reason for Request for Stockholder Approval

The Company believes that an increase in the per-share price may encourage additional investor interest in the Company by allowing for a broader range of investors to purchase our stock.  Many institutional investors and investment funds may be reluctant to invest, and in some cases prohibited from investing, in lower-priced stocks.  Brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks.  As a result, certain investors may also be dissuaded from purchasing lower-priced stocks, as many brokerage firms are either prohibited or discouraged from recommending lower-priced stocks to their clients.  The Company also believes that the increase in the stock price of our Class A Common Stock that it expects to result from the Reverse Stock Split could decrease price volatility, as small changes in the price of our Class A Common Stock currently can result in relatively large percentage changes in the stock price.

Procedure for Effecting Reverse Stock Split

If our stockholders approve this proposal and the Board decides to implement the Reverse Stock Split, the Amendment, attached in the form of Appendix A hereto, will be filed with the Secretary of State of Delaware, at which time the Reverse Stock Split will become effective (the “Effective Time”).

Impact on Stockholders of Approval or Disapproval of this Proposal

If this proposal is approved, there will be no impact on stockholders until the Board determines to implement the Reverse Stock Split.  The Reverse Stock Split, once implemented, would affect all the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power, except for stockholders who are cashed out as a result of holding fractional shares of Class A Common Stock or Class B Common Stock (the treatment of which is described below under “Fractional Shares” below).

The principal effects of the Reverse Stock Split would be that:

•	Each 100 shares of Class A Common Stock would be reclassified and combined into one share of Class A Common Stock,

•	Each 100 shares of Class B Common Stock would be reclassified and combined into one share of Class B Common Stock,

•	The total number of authorized shares of Class A Common Stock would be decreased based on the Reverse Stock Split ratio of 1-for-100 to 3,000,000 shares,

•	The total number of authorized shares of Class B Common Stock would be decreased based on the Reverse Stock Split ratio of 1-for-100 to 1,000,000 shares,

•	The total number of outstanding shares of Class A Common Stock would be decreased based on the Reverse Stock Split ratio of 1-for-100,

•	The total number of outstanding shares of Class B Common Stock would be decreased based on the Reverse Stock Split ratio of 1-for-100,

•
Based on the Reverse Stock Split ratio of 1-for-100, the per share exercise price of all outstanding option awards would be increased proportionately and the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable upon the exercise of all such awards and the number of vested and unvested shares subject to outstanding option and other stock awards would be reduced proportionately, and

•	The Reverse Stock Split would likely increase the number of stockholders who own odd lots (less than 100 shares).

Although the number of outstanding shares of Class A Common Stock and Class B Common Stock would decrease following the proposed Reverse Stock Split, the Board does not intend for the Reverse Stock Split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Reverse Stock Split would not affect the par value, nor any of the terms, of the Class A Common Stock or the Class B Common Stock.  After the Reverse Stock Split, all shares of Class A Common Stock and Class B Common Stock would have the same voting rights, and rights to dividends and other distributions (if any) by the Company as they had prior to the Reverse Stock Split.  At the Effective Time, (i) all shares of Class A Common Stock other than fractional shares (the treatment of which is described below under “Fractional Shares”) would be reclassified and combined, automatically and without further action on the stockholders’ part, into the number of shares determined according to the Reverse Stock Split ratio of 1-for-100, and (ii) all shares of Class B Common Stock other than fractional shares (the treatment of which is described below under “Fractional Shares”) would be reclassified and combined, automatically and without further action on the stockholders’ part, into the number of shares determined according to the Reverse Stock Split ratio of 1-for-100.

After the Effective Time, the Class A Common Stock and the Class B Common Stock would have new CUSIP numbers, which are numbers used to identify the Company’s equity securities.  Stock certificates issued before the Reverse Stock Split will reflect the older CUSIP number and should be returned to the Company’s transfer agent by following the procedures described below under “Effect on Registered Certificated Shares”.  After the Effective Time, the Company would continue to be subject to periodic reporting and other requirements of the Exchange Act.  The Class A Common Stock will continue to be quoted on the Pink Sheets quotation system under the symbol “YTBLA.PK.”  Our Class B Common Stock has experienced very limited and sporadic trading, and as such, no established public trading market currently exists for our Class B Common Stock.  It is unlikely that a public trading market will develop for the Class B Common Stock as a result of the Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the Reverse Stock Split (if any), the market price of the Class A Common Stock and the Class B Common Stock will increase in proportion to the reduction in the number of shares outstanding before the proposed Reverse Stock Split.  Also, there can be no assurance that a public trading market will develop for the Class B Common Stock as a result of the Reverse Stock Split.  Furthermore, there can be no assurance that the market price of the Class A Common Stock and the Class B Common Stock after such Reverse Stock Split will be maintained for any period of time or not decrease in the future.  Other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business and prospects may adversely affect the stock price.

Because the Reverse Stock Split will reduce the number of shares of Class A Common Stock and Class B Common Stock available in the public market, the trading market for the Class A Common Stock and the Class B Common Stock may be harmed, particularly if the stock price does not increase as a result of the Reverse Stock Split.  The Reverse Stock Split may also result in some stockholders owning “odd lots” of fewer than 100 shares.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Fractional Shares

The Company will not issue fractional shares in connection with any Reverse Stock Split.  Instead, if the Reverse Stock Split is effected, we will pay to each registered stockholder who otherwise would be entitled to receive fractional shares of Class A Common Stock or Class B Common Stock, in cash, the value of any fractional share interest arising from the Reverse Stock Split.  Those registered stockholders who hold their shares in certificate form will receive cash payment for their fractional interest, if applicable, following the surrender of their pre-Reverse Stock Split stock certificates for post-Reverse Stock Split shares. For Class A Common Stock, the cash payment will be equal to the number of fractional shares to which the stockholder otherwise would be entitled as a result of the Reverse Stock Split, multiplied by the average of the high and low sale prices of one share of Class A Common Stock, as quoted on the OTC market, for the five trading day period ending on the last business day immediately preceding the Effective Date.  For Class B Common Stock, the cash payment will be equal to the number of fractional shares to which the stockholder otherwise would be entitled as a result of the Reverse Stock Split, multiplied by the average of the high and low sale prices of one share of Class A Common Stock, as quoted on the OTC market, for the five trading day period ending on the last business day immediately preceding the Effective Date.  This cash payment may be subject to applicable U.S. federal, state and local income tax.

No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the Effective Date and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction.  Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of Class A Common Stock and Class B Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their own names.  Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of Class A Common Stock and Class B Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split.  If you hold your shares of Class A Common Stock or Class B Common Stock with a bank, broker or other nominee, and if you have any questions in this regard, the Company encourages you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form.  These stockholders will not have stock certificates evidencing their ownership.  They are, however, provided with a statement reflecting the number of shares of Class A Common Stock and/or Class B Common Stock registered in their accounts.

•
If you hold registered shares of Class A Common Stock or Class B Common Stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form.

•
If you are entitled to post-Reverse Stock Split shares of Class A Common Stock or Class B Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares in certificate form or a combination of certificate and book-entry form. If any of your shares of Class A Common Stock or Class B Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time of the Reverse Stock Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares for a statement of holding. When you submit your certificate representing the pre-Reverse Stock Split shares of Class A Common Stock or Class B Common Stock, your post-Reverse Stock Split shares of Class A Common Stock or Class B Common Stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-Reverse Stock Split shares you own in book-entry form. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-Reverse Stock Split ownership interest.

Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO BY THE TRANSFER AGENT.

Accounting Consequences

The par value per share of Class A Common Stock and Class B Common Stock will remain unchanged at $0.001 per share after the Reverse Stock Split.  As a result, at the Effective Time of the Reverse Stock Split, the portion of stockholders’ equity on the Company’s balance sheet attributable to Class A Common Stock and Class B Common Stock will be reduced proportionately based on the Reverse Stock Split ratio of 1-for-100, from its present amount, and the additional paid-in capital account shall be credited with the same by which the total of the Class A Common Stock and Class B Common Stock is reduced. This entry will result in a zero net impact to total stockholders’ equity, other than as fractional shares are impacted as discussed above. In the aggregate, the Company’s stockholders’ equity will remain substantially unchanged. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split.  The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Amended and Restated Certificate of Incorporation in connection with the proposed Reverse Stock Split.

Certain U.S. Federal Income Tax Consequences

The following description of certain U.S. federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (for example, non-resident aliens, foreign entities, broker-dealers or insurance companies) or any aspects of state, local or foreign tax laws. In addition, this discussion applies only to stockholders who hold their shares of Class A Common Stock and Class B Common Stock as capital assets. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Reverse Stock Split.

The Company believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the assets or earnings and profits of the Company, the Reverse Stock Split should have the following federal income tax consequences.

A stockholder will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of pre-Reverse Stock Split shares into post-Reverse Stock Split shares pursuant to the Reverse Stock Split except for any gain or loss recognized with respect to cash received in lieu of a fractional share. In general, a stockholder will recognize gain or loss on any cash received in lieu of a fractional share equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s tax basis of the pre-Reverse Stock Split shares that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the stockholder’s holding period in its pre-Reverse Stock Split shares is more than one year as of the Reverse Stock Split.

In the aggregate, such a stockholder’s tax basis in its post-Reverse Stock Split shares, including any fractional share for which cash is received, will equal the stockholder’s tax basis in its pre-Reverse Stock Split shares, and the holding period of the post-Reverse Stock Split shares will include the holding period of the pre-Reverse Stock Split shares.

The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

Vote Required

Approval of the Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

Our Board unanimously recommends that stockholders vote to approve the Amendment to effect a reverse stock split of the Class A Common Stock and the Class B Common Stock, and to decrease the total number of authorized shares of Class A Common Stock and Class B Common Stock.

OTHER MATTERS

Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to vote via the Internet or by telephone your proxy (or proxies, if you hold shares of both Class A Common Stock and Class B Common Stock) as soon as possible. For planning purposes, it is hoped that registered stockholders will give us advance notice of their plans to attend the meeting by marking the box provided on the proxy card(s).

A list of our stockholders of record at the close of business on April 20, 2011, will be available at the Annual Meeting and during the ten days prior thereto, at our offices, 1901 East Edwardsville Road, Wood River, IL 62095.

If you will need special assistance at the Annual Meeting because of a disability or if you require directions to the Annual Meeting, please contact J. Kim Sorensen, our Secretary, at (618) 655-9477.

Deadline for Submission of Stockholder Proposals for the 2012 Annual Meeting:

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2012 annual meeting of stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 1901 East Edwardsville Road, Wood River, IL 62095, no later than January __, 2012. All stockholder proposals to be considered at the 2012 annual meeting must be received by our corporate secretary at our corporate headquarters by January __, 2012.

Wood River, IL
April ___, 2011

By Order of the Board of Directors,

/s/ J. Kim Sorensen
J. Kim Sorensen, Secretary

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE PROXY PROMPTLY.

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YTB INTERNATIONAL, INC.

YTB INTERNATIONAL, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and submitting the same to the stockholders of the Corporation for approval.  The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Section 1 of Article IV of the Certificate of Incorporation be amended and restated in its entirety as follows:

Section 1. Authorized Shares.  The Corporation is authorized to issue 9,000,000 shares of capital stock, of which 4,000,000 shall be common stock, par value $0.001 per share, and 5,000,000 shall be Preferred Stock, par value $0.001 per share. Of the 9,000,000 authorized shares of common stock, 3,000,000 shares shall be Class A Common Stock (the “Class A Common Stock”) and 1,000,000 shares shall be Class B Common Stock (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Upon the filing and effectiveness (the "Reverse Stock Split Time of Effectiveness ") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, (i) each 100 shares of Class A Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Reverse Stock Split Time of Effectiveness shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class A Common Stock, and (ii) each 100 shares of Class B Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Reverse Stock Split Time of Effectiveness shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class B Common Stock (collectively, the "Reverse Stock Split").  No fractional shares shall be issued in connection with the Reverse Stock Split.  Stockholders who otherwise would be entitled to receive fractional shares of Class A Common Stock and/or Class B Common Stock shall be entitled to receive cash in lieu of such fractional share interests.  Those registered stockholders who hold their shares in certificate form will receive cash payment for their fractional interest, if applicable, following the surrender of their pre-Reverse Stock Split stock certificates for post-Reverse Stock Split shares. For Class A Common Stock, the cash payment will be equal to the number of fractional shares to which the stockholder otherwise would be entitled as a result of the Reverse Stock Split, multiplied by the average of the high and low sale prices of one share of Class A Common Stock, as quoted on the OTC market, for the five trading day period ending on the last business day immediately preceding the Reverse Stock Split Time of Effectiveness.  For Class B Common Stock, the cash payment will be equal to the number of fractional shares to which the stockholder otherwise would be entitled as a result of the Reverse Stock Split, multiplied by the average of the high and low sale prices of one share of Class A Common Stock, as quoted on the OTC market, for the five trading day period ending on the last business day immediately preceding the Reverse Stock Split Time of Effectiveness.

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this _____ day of ____________, 20___.

By:           ______________________

A-1

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS A COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 9, 2011 and the Proxy Statement in connection therewith, each dated April ___, 2011; (b) appoints J. Scott Tomer and Robert M. Van Patten, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class A Common Stock of the Company, held of record by the undersigned on April 20, 2011, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1, 2 AND 3.

1.	Election of Directors

DIRECTOR NOMINEES:

Jack H. Humes, Jr.	☐ FOR	☐ WITHHOLD AUTHORITY
Burt L. Saunders, Esq.	☐ FOR	☐ WITHHOLD AUTHORITY
Robert M. Van Patten	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of Marcum LLP as the Company’s independent independent registered public accountants

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

3.
Approval of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of shares of Class A Common Stock and Class B Common Stock, and to decrease the total number of authorized shares of Class A Common Stock and Class B Common Stock

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS B COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 9, 2011 and the Proxy Statement in connection therewith, each dated April ___, 2011; (b) appoints J. Scott Tomer and Robert M. Van Patten, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class B Common Stock of the Company, held of record by the undersigned on April 20, 2011, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1, 2 AND 3.

1.	Election of Directors

DIRECTOR- NOMINEES:

Jack H. Humes, Jr.	☐ FOR	☐ WITHHOLD AUTHORITY
Burt L. Saunders, Esq.	☐ FOR	☐ WITHHOLD AUTHORITY
Robert M. Van Patten	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of Marcum LLP as the Company’s independent independent registered public accountants

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

3.
Approval of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of shares of Class A Common Stock and Class B Common Stock, and to decrease the total number of authorized shares of Class A Common Stock and Class B Common Stock

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________